                                                                Exhibit 99.1

[Cenveo logo]


For Immediate Release May 2, 2005

CENVEO ANNOUNCES FIRST QUARTER RESULTS IN LINE WITH EXPECTATIONS

ENGLEWOOD, COLO. (MAY 2, 2005) -- Cenveo(TM), Inc., (NYSE: CVO) today announced its results for the quarter ended March 31, 2005. Net loss in the quarter was $22.6 million, or $0.47 per share on sales of $450 million. In the first quarter of 2004, the net loss was $16.5 million, or $0.35 per share, on $424 million of sales. Sales increased 6.1% as compared to the same period last year. Cenveo's net loss for the quarter ended March 31, 2005, includes restructuring and impairment charges of $8 million. The restructuring charge relates to a plant that is currently being closed. The asset impairments relate to underperforming plants that will likely be sold or otherwise disposed of before the end of 2005. In the corresponding period last year, the company incurred a $17.7 million charge upon refinancing a significant portion of its long-term debt.

EBITDA for the first quarter of 2005 was $24.9 million compared to EBITDA of $31.4 million for the first quarter of 2004. As discussed during the company's last conference call this decrease in EBITDA was fully expected and driven by three elements, 1) the continued reduced profitability of sales to the office products channel 2) the provision for incentive remuneration as the company's results are in line with internal plans this quarter, contrary to last year when no provision was made for incentive remuneration, and finally 3) as previously disclosed, the cost of the transition to a new CEO. An explanation of the Company's use of EBITDA for comparative purposes is provided below.

Net cash used by operating activities in the quarter ended March 31, 2005 was $27 million compared to $15 million used during the comparable period of 2004, generally in line with internal expectations and driven by the seasonality of our business.

The Company also announced that its Board of Directors had accepted the resignation of President and CEO Paul Reilly effective April 30, and that Michel Salbaing, Senior Vice President and Chief Financial Officer had been appointed acting CEO while the Board completes its search for Mr. Reilly's successor.

Mr. Salbaing, stated, "In the first quarter we continued to see increases in volumes of orders and production. However, our margins continue to erode due to higher paper prices, as well as increases in other raw materials. We intend to recover these costs through increases in the prices of our products and services and through productivity improvements. We will also consider further plant consolidations where we determine that it is in the best long-term interest of the Company. Our expectations for full year improvement in EBITDA remain unchanged."

                                  - more -


Cenveo will hold a conference call today, Monday May 2, 2005 at 1:00 p.m. Eastern Time (12 noon Central, 11:00 a.m. Mountain, 10:00 a.m. Pacific
Time). To participate in the Cenveo conference call, please dial in to 1-800-811-0667 and provide conference ID 4887416. Please call 5-7 minutes before the call is to begin. The conference call will also be available via webcast. To listen to the webcast, go to www.cenveo.com, www.streetevents.com, or www.fulldisclosure.com.

International Dial-in: An operator will dial out to you. Contact Cenveo Investor Relations at 303-730-8023 or email: bea.rodriguez@cenveo.com no later than 1 hour prior to the call with your telephone information.

If you are unable to join the Cenveo conference call, you may access a replay of the call starting Monday, May 2, 2005 at 3:00 pm Eastern Time. until Midnight Eastern Time, May 9, 2005. To access the replay, please dial 888-203-1112 and reference the conference ID 4887416.

EBITDA (earnings before interest, taxes, depreciation and amortization) should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted (GAAP) in the United States (such as operating income or net income), nor should it be considered as an indicator of our overall financial performance. EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of results. Additionally, our method of calculating EBITDA may be different from the method used by other companies and therefore comparability may be limited. EBITDA has not been provided as a measure of liquidity. The Supplemental Information to the press release includes the Company's Statement of Cash Flows.

We use EBITDA as a supplemental measure of performance because we believe it gives the reader a more complete understanding of our operating results before the impact of investing and financing transactions and the effects of asset impairments. A reconciliation of net income (loss) under U.S. GAAP to EBITDA is presented in the Supplemental Information to this press release.

ABOUT CENVEO
Cenveo, Inc. (NYSE: CVO), www.cenveo.com, is one of North America's leading providers of visual communications with one-stop services from design through fulfillment. The company is uniquely positioned to serve both direct customers through its commercial segment, and distributors and resellers of printed office products through its Quality Park resale segment. The company's broad portfolio of services and products include e-services, envelopes, offset and digital printing, labels and business documents. Cenveo currently has approximately 10,000 employees and more than 80 production locations plus five advanced fulfillment and distribution centers throughout North America. In 2004 and 2005, Cenveo was voted among Fortune Magazine's Most Admired Companies in the printing and publishing category and has consistently earned one of the highest Corporate Governance Quotients by Institutional Shareholder Services. The company is headquartered in Englewood, Colorado.

                                  - more -



Forward-Looking Statements
--------------------------

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) general economic, business and labor conditions, (2) the ability to implement the Company's strategic initiatives, (3) the ability to regain profitability after substantial losses in 2004, 2002 and 2001, (4) the majority of Company's sales are not subject to long-term contracts, (5) the industry is extremely competitive due to over capacity, (6) the impact of the Internet and other electronic media on the demand for envelopes and printed material, (7) postage rates and other changes in the direct mail industry, (8) environmental laws may affect the Company's business, (9) the ability to retain key management personnel, (10) compliance with recently enacted and proposed changes in laws and regulations affecting public companies could be burdensome and expensive, (11) the ability to successfully identify, manage and integrate possible future acquisitions,
(12) dependence on suppliers and the costs of paper and other raw materials and the ability to pass paper price increases onto customers, (13) the ability to meet customer demand for additional value-added products and services, (14) changes in interest rates and currency exchange rates of the Canadian dollar, (15) the ability to manage operating expenses, (16) the risk that a decline in business volume or profitability could result in a further impairment of goodwill, and (17) the ability to timely or adequately respond to technological changes in the Company's industry.

Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Cenveo, Inc. Annual Report for the fiscal year ended December 31, 2004, and in the Company's other SEC filings. A copy of the annual report is available on the Company's Web site at http://www.cenveo.com.

None of management's statements in this release should be considered an offer to sell or a solicitation of an offer to buy Cenveo securities.

CONTACT: Mr. Michel P. Salbaing
         Senior Vice President and Chief Financial Officer
         Cenveo, Inc.
         (303) 790-8023

                                    # # #


[Cenveo logo]



FINANCIAL HIGHLIGHTS



(dollars in thousands, except per share data)
(unaudited)
                                                                                 THREE MONTHS ENDED MARCH 31,
                                                                                   2005                2004

CONSOLIDATED RESULTS
--------------------

Net sales                                                                      $   449,602         $   423,742
Gross profit                                                                        86,755              88,420
Operating income                                                                     3,971              18,914
Net loss                                                                       $   (22,556)        $   (16,535)

Net loss per share                                                             $     (0.47)        $     (0.35)

----------------------------------------------------------------------------------------------------------------------
SEGMENT INFORMATION

NET SALES:
  Commercial                                                                   $   346,408         $   323,849
  Resale                                                                           103,194              99,893
----------------------------------------------------------------------------------------------------------------------
     Total                                                                     $   449,602         $   423,742

OPERATING INCOME (EXPENSE):
  Commercial                                                                   $     2,263         $    11,996
  Resale                                                                             8,739              11,463
  Corporate services and other charges                                              (7,031)             (4,545)
----------------------------------------------------------------------------------------------------------------------
     Total                                                                     $     3,971         $    18,914

OPERATING INCOME MARGINS:
  Commercial                                                                          0.7%                3.7%
  Resale                                                                              8.5%               11.5%

EBITDA (1):
  Commercial                                                                   $    20,921         $    22,207
  Resale                                                                            10,976              13,818
  Corporate                                                                         (7,047)             (4,601)
----------------------------------------------------------------------------------------------------------------------
  Total                                                                        $    24,850         $    31,424

----------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION                                                           MARCH 31, 2005     DECEMBER 31, 2004

Working capital                                                                $   132,883         $   113,391
Total assets                                                                     1,178,114           1,174,747
Total debt                                                                         801,812             769,769
Shareholders' equity                                                                33,413              57,354
----------------------------------------------------------------------------------------------------------------------

(1) See Appendix 1 in the Supplemental Information to the Press Release for the definition of EBITDA, the reconciliation of net income to EBITDA and the reason why EBITDA is a relevant non-GAAP financial measure for Cenveo.



                                [Cenveo logo]
                              vision | delivered




                Supplemental Information to the Press Release



                            For the Quarter Ended
                               March 31, 2005




                            Released May 2, 2005




[Cenveo logo]



--------------------------------------------------------------------------
First Quarter ended March 31, 2005


                                                                 Page

Financial and Operational Summary                                  1
--------------------------------------------------------------------------

Consolidated Balance Sheets                                        2
--------------------------------------------------------------------------

Consolidated Statements of Operations                              3
--------------------------------------------------------------------------

Consolidated Cash Flow Statements                                  4
--------------------------------------------------------------------------

Segment Results                                                    5
--------------------------------------------------------------------------

Appendix 1 - Reconciliation of Net Income to EBITDA                6
--------------------------------------------------------------------------





Financial and Operational Summary
-----------------------------------------------------------------------------
First Quarter ended March 31, 2005

Financial and Operational Summary
---------------------------------

CONSOLIDATED RESULTS: Net sales increased $25.9 million in the first quarter 2005 compared to net sales in the same period in 2004. Sales from acquisitions contributed $6.4 million in the quarter. Operating income decreased by $14.9 million in the first quarter as compared to operating income in the first quarter of 2004.

This decline was due primarily to asset impairment charges taken in the quarter. The expenses related to the resignation of our CEO and incentives accurued for our employees.

COMMERCIAL: Net sales in the first quarter of 2005 increased $22.6 million to $346.4 million compared to net sales of $323.8 million in the first quarter of 2004.

RESALE: Net sales in the first quarter of 2005 increased by $3.3 million to $103.2 million compared to net sales of $99.9 million in the first quarter of 2004.

DEBT:  Total debt increased by $32.0 million in the quarter.

CAPITAL EXPENDITURES: During the quarter ended March 31, 2005, captial expenditures were $6.5 million compared to $5.6 million in the same period last year.

AVAILABILITY: Credit available under our credit facility was $119.9 million based on the certificate filed on April 22, 2005.

CONSOLIDATED  BALANCE SHEETS

Cenveo, Inc. and Subsidiaries
(in thousands)

                                                                              MARCH 31,          DECEMBER 31,
                                                                                 2005                2004
ASSETS
Current assets:
  Cash and cash equivalents                                                 $     2,897           $       796
  Accounts receivable, net                                                      257,711               252,711
  Inventories, net                                                              118,101               112,219
  Other current assets                                                           50,626                46,019
--------------------------------------------------------------------------------------------------------------
      Total current assets                                                      429,335               411,745
--------------------------------------------------------------------------------------------------------------

Property, plant and equipment, net                                              352,774               367,260
Goodwill                                                                        307,372               308,938
Other intangible assets, net                                                     30,824                28,788
Other assets, net                                                                57,809                58,016
--------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                $ 1,178,114           $ 1,174,747
--------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                                          $   170,716           $   172,731
  Accrued compensation and related liabilities                                   54,169                58,639
  Other current liabilities                                                      68,706                64,714
  Current maturities of long-term debt                                            2,861                 2,270
--------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                 296,452               298,354
--------------------------------------------------------------------------------------------------------------

Long-term debt, less current maturities                                         798,951               767,499
Other liabilities                                                                49,298                51,540
--------------------------------------------------------------------------------------------------------------
Total liabilities                                                             1,144,701             1,117,393
--------------------------------------------------------------------------------------------------------------

Shareholders' equity:
  Common stock                                                                      487                   487
  Paid-in capital                                                               214,930               214,902
  Retained deficit                                                             (192,596)             (170,039)
  Deferred compensation                                                          (1,811)               (2,003)
  Accumulated other comprehensive income                                         12,403                14,007
--------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                       33,413                57,354
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                  $ 1,178,114           $ 1,174,747
--------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS

Cenveo, Inc. and Subsidiaries
(in thousands, except per share data)
(unaudited)
                                                                                    THREE MONTHS ENDED
                                                                                         MARCH 31,
                                                                               2005                     2004
Net sales                                                                   $ 449,602                $ 423,742
Cost of sales                                                                 362,847                  335,322
---------------------------------------------------------------------------------------------------------------
   Gross profit                                                                86,755                   88,420
---------------------------------------------------------------------------------------------------------------

Operating expenses:
  Selling, general and administrative expenses                                 72,664                   67,998
  Amortization of intangibles                                                   1,330                    1,405
  Loss on sale of non-strategic businesses                                        722                        -
  Restructuring and impairment charges                                          8,068                      103
---------------------------------------------------------------------------------------------------------------
 Operating income                                                               3,971                   18,914
---------------------------------------------------------------------------------------------------------------

Other expense:
  Interest expense                                                             18,192                   18,399
  Loss on early extinguishment of debt                                              -                   17,748
  Other                                                                           (11)                     441
---------------------------------------------------------------------------------------------------------------
Loss before income taxes                                                      (14,210)                 (17,674)
Income tax expense (benefit)                                                    8,346                   (1,139)
---------------------------------------------------------------------------------------------------------------
Net loss                                                                    $ (22,556)               $ (16,535)
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
    Loss per share - basic and diluted                                      $   (0.47)               $   (0.35)
---------------------------------------------------------------------------------------------------------------

Weighted averages shares - basic and diluted                                   47,780                   47,739

CONSOLIDATED CASH FLOW STATEMENTS

Cenveo, Inc. and Subsidiaries
(in thousands)
(unaudited)

                                                                                                      THREE MONTHS ENDED
                                                                                                          MARCH 31,
                                                                                                     2005            2004
Cash flows from operating activities:
   Net loss                                                                                       $ (22,556)     $  (16,535)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation                                                                                   11,649          11,465
      Amortization                                                                                    2,439           2,549
      Asset impairment charges                                                                        7,137               -
      Loss on sale of non-strategic businesses                                                          722               -
      Write-off of deferred financing fees                                                                -           4,220
      Other noncash charges, net                                                                     (1,527)         (4,992)
   Changes in operating assets and liabilities, excluding effects of operations sold:
      Accounts receivable                                                                            (5,522)           (649)
      Inventories                                                                                    (6,417)         (8,038)
      Accounts payable and accrued compensation                                                      (7,304)         11,752
      Income taxes payable                                                                            3,443            (801)
      Other working capital changes                                                                  (7,126)        (11,369)
   Other, net                                                                                        (1,437)         (2,080)
----------------------------------------------------------------------------------------------------------------------------
       Net cash used in operating activities                                                        (26,499)        (14,478)

Cash flows from investing activities:
   Capital expenditures                                                                              (6,478)         (5,647)
   Proceeds from sale of non-strategic businesses                                                     3,058               -
   Proceeds from sales of property, plant and equipment                                                  21             229
----------------------------------------------------------------------------------------------------------------------------
       Net cash used in investing activities                                                         (3,399)         (5,418)

Cash flows from financing activities:
   Increase in borrowings under credit facility                                                      32,469          10,613
   Proceeds from long-term debt                                                                           -         320,000
   Repayment of long-term debt                                                                         (565)       (302,237)
   Proceeds from the issuance of common stock                                                            28               7
   Capitalized loan fees                                                                                  -          (8,291)
----------------------------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities                                                     31,932          20,092

   Effect of exchange rate changes on cash and cash equivalents                                          67            (244)
----------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                                                  2,101             (48)
Cash and cash equivalents at beginning of year                                                          796             307
----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of quarter                                                       $   2,897      $      259
----------------------------------------------------------------------------------------------------------------------------

SEGMENT RESULTS

Cenveo, Inc. and Subsidiaries
(in thousands)
(unaudited)

                                                                                   THREE MONTHS ENDED
                                                                                        MARCH 31,
                                                                              2005                        2004
Net sales:
     Commercial                                                            $ 346,408                   $ 323,849
     Resale                                                                  103,194                      99,893
---------------------------------------------------------------------------------------------------------------------
          Total net sales                                                  $ 449,602                   $ 423,742
---------------------------------------------------------------------------------------------------------------------

Operating income (expense):
     Commercial                                                            $   2,263                   $  11,996
     Resale                                                                    8,739                      11,463
     Corporate services                                                       (7,031)                     (4,545)
---------------------------------------------------------------------------------------------------------------------
          Total operating income                                           $   3,971                   $  18,914
---------------------------------------------------------------------------------------------------------------------

EBITDA (1):
     Commercial                                                            $  20,921                   $  22,207
     Resale                                                                   10,976                      13,818
     Corporate services                                                       (7,047)                     (4,601)
---------------------------------------------------------------------------------------------------------------------
          Total EBITDA                                                     $  24,850                   $  31,424
---------------------------------------------------------------------------------------------------------------------

Net sales by product line:
     Commercial printing                                                   $ 210,377                   $ 198,647
     Envelopes                                                               189,939                     173,764
     Business forms and labels                                                49,286                      51,331
---------------------------------------------------------------------------------------------------------------------
          Total net sales                                                  $ 449,602                   $ 423,742
---------------------------------------------------------------------------------------------------------------------

(1)  See Appendix 1 in the Supplemental Information to the Press
     Release for the definition of EBITDA, the reconciliation of net income to EBITDA and the reason why EBITDA is a relevant non-GAAP financial measure for Cenveo.

APPENDIX 1 - RECONCILIATION OF NET INCOME TO EBITDA
FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

Cenveo, Inc. and Subsidiaries
(in thousands)
(unaudited)

                                                                         FOR THE THREE MONTHS ENDED MARCH 31,2005
                                                          COMMERCIAL          RESALE               CORPORATE              TOTAL
Net income (loss)                                          $   (964)         $  8,726              $ (30,318)         $ (22,556)
Interest                                                         39                 5                 18,148             18,192
Taxes                                                         3,349                 -                  4,997              8,346
Depreciation                                                  9,412             2,111                    126             11,649
Amortization                                                  1,226               134                      -              1,360
Asset impairments                                             7,137                 -                      -              7,137
Loss on sale of non-strategic businesses                        722                 -                      -                722
--------------------------------------------------------------------------------------------------------------------------------

    EBITDA                                                 $ 20,921          $ 10,976              $  (7,047)         $  24,850



                                                                        FOR THE THREE MONTHS ENDED MARCH 31, 2004
                                                          COMMERCIAL          RESALE               CORPORATE              TOTAL
Net income (loss)                                          $ (2,501)         $  9,086              $ (23,120)         $ (16,535)
Interest                                                     11,305             2,324                  4,770             18,399
Taxes                                                         3,128                 -                 (4,267)            (1,139)
Depreciation                                                  9,024             2,273                    168             11,465
Amortization                                                  1,251               135                    100              1,486
Loss from the early extinguishment of debt                        -                 -                 17,748             17,748
--------------------------------------------------------------------------------------------------------------------------------

    EBITDA                                                 $ 22,207          $ 13,818              $  (4,601)         $  31,424

Note: This schedule is a reconciliation of net income to EBITDA which we define as earnings before interest, taxes, depreciation, amortization, non-cash charges from asset impairments and gains and losses recognized on divestitures. In 2004 we excluded the loss on the early extinguishment of debt. EBITDA should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted in the United States (such as operating income or net income), nor should it be considered as an indicator of our overall financial performance. EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of results. Additionally, our method of calculating EBITDA may be different from the method used by other companies, and therefore, comparability may be limited. EBITDA has not been provided as a measure of liquidity.We believe EBITDA provides useful supplemental information to investors since it excludes the impact of investing or financing transactions on our operating results.